Exhibit 14.1

longevity health holdings, inc.

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

Purpose and Scope

The Board of Directors (the “Board of Directors”) of Longevity Health Holdings, Inc. (the “Company”) established this Code of Business Conduct and Ethics to aid the Company’s directors, officers, employees and certain designated agents in making ethical and legal decisions when conducting the Company’s business and performing their day-to-day duties.

The Company’s Board of Directors or a committee thereof is responsible for administering the Code. The Company expects its directors, officers, employees and designated agents to be familiar with the Code, adhere to the principles and procedures set forth in the Code and exercise reasonable judgment when conducting the Company’s business. The Company encourages its directors, officers, employees and designated agents to refer to this Code frequently to ensure that they are acting within both the letter and the spirit of this Code.

The Company’s directors, officers, employees and designated agents generally have other legal and contractual obligations to the Company. This Code is not intended to reduce or limit the other obligations that you may have to the Company. Instead, the standards in this Code should be viewed as the minimum standards that the Company expects from its directors, officers, employees and certain designated agents in the conduct of the Company’s business.

Standards of Conduct

Compliance with Laws, Rules and Regulations

The Company requires that all employees, officers, directors and designated agents comply with all laws, rules and regulations applicable to the Company, including those relating to accounting and auditing matters and insider trading. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

Employees, officers, directors and designated agents who have material non-public information about the Company or other companies, including our suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an Insider Trading Policy, which is distributed to employees and is also available from the legal department. If you are uncertain about the constraints on your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the Chief Executive Officer before making any such purchase or sale.

If you become aware of the violation of any law, rule or regulation by the Company, whether by its officers, employees, directors, designated agents or any third party doing business on behalf of the Company, it is your responsibility to promptly report the matter to your supervisor or the Chief Executive Officer. While it is the Company’s desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority. Employees, officers and directors shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation unless it is determined that the report was made with knowledge that it was false. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

Conflicts of Interest

The Company recognizes and respects the right of its directors, officers, employees and certain designated agents to engage in outside activities that they may deem proper and desirable, provided that these activities do not impair or interfere with the performance of their duties to the Company or their ability to act in the Company’s best interests. In most, if not all, cases this will mean that our directors, officers, employees and designated agents must avoid situations that present a potential or actual conflict between their own interests and the Company’s interests.

A “conflict of interest” occurs when a director’s, officer’s, employee’s or designated agent’s personal or business interest interferes with the Company’s interests. Conflicts of interest may arise in many situations. For example, conflicts of interest can arise when a director, officer, employee or designated agent takes an action or has an outside interest, responsibility or obligation that may make it difficult for him or her to perform the responsibilities of his or her position objectively and/or effectively in the Company’s best interests. Conflicts of interest may also occur when a director, officer, employee, designated agent or an immediate family member receives some personal benefit (whether improper or not) as a result of the director’s, officer’s, employee’s or designated agent’s position with the Company. Each individual’s situation is different, and in evaluating his or her own situation, a director, officer, employee or designated agent will have to consider many factors.

Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Chief Executive Officer. The Chief Executive Officer may notify the Board of Directors or a committee thereof as he or she deems appropriate. Actual or potential conflicts of interest involving a director or executive officer other than the Chief Executive Officer should be disclosed directly to the Chief Executive Officer.

Confidentiality

Employees, officers, directors and designated agents must maintain the confidentiality of confidential and proprietary information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

Third parties may ask you for information concerning the Company. Subject to the exceptions noted in the preceding paragraph, employees, officers and directors (other than the Company’s authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and, if appropriate, after a confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company’s authorized spokespersons. The Company’s policies with respect to public disclosure of internal matters are described more fully in the Company’s Disclosure Policy, which is available on the Company’s Intranet.

You also must abide by any lawful obligations that you have to your former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.

Honest and Ethical Conduct and Fair Dealing

Employees, officers, directors and designated agents should endeavor to deal honestly, ethically and fairly with the Company’s suppliers, customers, competitors and employees. Statements regarding the Company’s products and services must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Protection and Proper Use of the Company’s Assets

Employees, officers, directors and designated agents should seek to protect the Company’s assets. Theft, carelessness and waste have a direct impact on the Company’s financial performance. Employees, officers, directors and designated agents must use the Company’s assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

Corporate Opportunities

Employees, officers, directors and designated agents owe a duty to the Company to advance its legitimate business interests when the opportunity to do so arises. Each employee, officer, director and designated agent is prohibited from:

·	diverting to himself or herself or to others any opportunities that are discovered through the use of the Company’s property or information or as a result of his or her position with the Company unless such opportunity has first been presented to, and rejected by, the Company;
·	using the Company’s property or information or his or her position for improper personal gain; or
·	competing with the Company.

Political Contributions/Gifts

Business contributions to political campaigns are strictly regulated by federal, state, provincial and local law in the U.S. and many other jurisdictions. Accordingly, all political contributions proposed to be made with the Company’s funds must be coordinated through and approved by the Compliance Officer. Directors, officers and employees may not, without the approval of the Compliance Officer, use any Company funds for political contributions of any kind to any political candidate or holder of any national, state or local government office. Directors, officers and employees may make personal contributions but should not represent that they are making contributions on the Company’s behalf. Specific questions should be directed to the Compliance Officer.

Bribes, Kickbacks and Other Improper Payments

The Company does not permit or condone bribes, kickbacks or other improper payments, transfers or receipts. No director, officer or employee should offer, give, solicit or receive any money or other item of value for the purpose of obtaining, retaining or directing business or bestowing or receiving any kind of favored treatment.

International Trade Controls

Many countries regulate international trade transactions, such as imports, exports and international financial transactions and prohibit boycotts against countries or firms that may be “blacklisted” by certain groups or countries. The Company’s policy is to comply with these regulations and prohibitions even if compliance may result in the loss of some business opportunities. Employees should learn and understand the extent to which international trade controls apply to transactions conducted by the Company.

Accuracy of Records

Employees, officers, directors and designated agents must honestly and accurately report all business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting rules and the Company’s accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

Quality of Public Disclosures

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

Compliance Procedures

Communication of Code

All directors, officers, employees and designated agents will be supplied with a copy of the Code upon its enactment and, thereafter, upon beginning service at the Company. Updates of the Code will be provided from time to time. Directors, officers, employees and designated agents may be expected to review and sign an acknowledgment regarding the Code on a periodic basis.

Monitoring Compliance and Disciplinary Action

The Company’s management, under the supervision of the Board or a committee of the Board, or, in the case of accounting, internal accounting controls, auditing, securities law matters, the Audit Committee will (i) monitor compliance with the Code, (ii) report any violation or alleged violation involving a director or an executive officer to the Chairman of the Board of Directors, and (iii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code.

Disciplinary measures for violations of the Code will be determined in the Company’s sole discretion and may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service and restitution.

Where appropriate, the Board will conduct additional investigation as it deems necessary. The Board will determine whether a director or executive officer has violated the Code.

Reporting Concerns/Receiving Advice

Any questions related to the Code should be addressed to the Chief Executive Officer. Any transaction or relationship that could reasonably be expected to create a conflict of interest should be discussed with the Chief Executive Officer. If any employee, officer or designated agent believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code or any law, rule or regulation applicable to the Company, he or she must bring the matter to the attention of the Chief Executive Officer. Neither the Company nor any of the Company’s directors, officers, or employees may retaliate against any other director, officer, employee or designated agent who reports potential violations of the Code.

Any officer or employee may communicate with the Chief Executive Officer or report potential violations of the Code by any of the following methods:

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By e-mail to rs@healthxage.com (anonymity cannot be maintained);
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In writing (which can be done anonymously), addressed to the Chief Executive Officer, by mail to 2403 Sidney Street, Suite 300, Pittsburgh, PA 15203; or
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By phoning and leaving a voicemail. The voicemail can be reached at 281-271-5036, and messages can be left anonymously.

Concerns or questions regarding potential violations of the Code, a Company policy or procedure or laws, rules or regulations relating to accounting, internal accounting controls or auditing or securities law matters will be directed to the Audit Committee of the Board (the “Audit Committee”) or a designee of the Audit Committee in accordance with the procedures established by the Audit Committee for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters. Officers and employees can also communicate directly with the Audit Committee or its designee regarding such matters by the following methods (which can be done anonymously as set forth below):

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By e-mail to ethics@healthxage.com (anonymity cannot be maintained);
•
In writing (which can be done anonymously), addressed to the Chair of the Audit Committee, by mail to 2403 Sidney Street, Suite 300, Pittsburgh, PA 15203; or
•
By phoning and leaving a voicemail. The voicemail can be reached at 412-894-8248 Option 6, and messages can be left anonymously.

The Company prefers that officers and employees, when reporting suspected violations of the Code, identify themselves to facilitate the Company’s ability to take steps to address the suspected violation, including conducting an investigation. However, the Company also recognizes that some people may feel more comfortable reporting a suspected violation anonymously.

An officer or employee who wishes to remain anonymous may do so, and the Company will use reasonable efforts to protect confidentiality. If a report is made anonymously, however, the Company may not have sufficient information to investigate or evaluate the allegations. Accordingly, persons who report suspected violations anonymously should provide as much detail as they can to permit the Company to evaluate the allegation and, if it deems appropriate, conduct an investigation.

No Retaliation

The Company forbids any retaliation against an officer or employee who, acting in good faith on the basis of a reasonable belief, reports suspected misconduct. Specifically, the Company will not discharge, demote, suspend, threaten, harass or in any other manner discriminate against such an officer or employee. Anyone who participates in any such conduct is subject to disciplinary action, including termination.

Waivers and Amendments

No waiver of any provisions of the Code for the benefit of a director or an executive officer (which includes, without limitation, for purposes of this Code, the Company’s principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board of Directors or, if permitted, a committee thereof, and (ii) if applicable, such waiver is promptly disclosed to the Company’s shareholders in accordance with applicable U.S. securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.

Any waivers of the Code for other employees may be made by the Chief Executive Officer, the Board of Directors or, if permitted, a committee thereof.

All amendments to the Code must be approved by the Board of Directors or a committee thereof and, if applicable, must be promptly disclosed to the Company’s shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.

Effective: July 14, 2023.

Acknowledgment

By my signature, I certify that I have read, understand and will comply with the Company’s Code of Conduct and Ethics and all other Company policies and procedures. I understand that it is my personal responsibility to ensure that my actions conform with the provisions in our Code of Conduct and Ethics and that my failure to comply with these provisions may result in corrective actions, up to and including dismissal.

Date:	Signature:

Name:

Title: